Exhibit 5.1

August 27, 2010

Morton’s Restaurant Group, Inc.

325 North LaSalle Street, Suite 500

Chicago, Illinois 60654

Dear Sirs:

We have acted as special counsel to Morton’s Restaurant Group, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of (i) 1,200,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for sale by the Company (the “Primary Offering Shares”) and (ii) 6,325,912 shares of Common Stock for resale by certain selling stockholders (the “Secondary Offering Shares”).

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, and such other agreements, certificates and documents of public officials, officers and other representatives of the Company as we have deemed necessary as a basis for our opinions set forth below.

In our examination, we have assumed (a) the legal capacity of all natural persons executing the Registration Statement, and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (f) the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that (i) when an issuance of Primary Offering Shares has been duly authorized by all necessary corporate action of the Company and the Primary Offering Shares have been issued, delivered and paid for in the manner contemplated by the Registration

Morton’s Restaurant Group, Inc.

August 27, 2010

Statement, as finally amended (including all necessary post-effective amendments) and/or the applicable prospectus and prospectus supplement(s), the Primary Offering Shares will be validly issued, fully paid and non-assessable, provided that the consideration therefor is not less than the par value thereof, and (ii) the Secondary Offering Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP